EXHIBIT (11)


                                THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                               ===============================================
                                      COMPUTATION OF EARNINGS PER SHARE
                               -----------------------------------------------
                                Amounts in Millions, Except Per Share Amounts

                                                          Three Months Ended        Six Months Ended
                                                             December 31               December 31
                                                          ------------------        ----------------
                                                          1996         1995         1996         1995
                                                          --------     --------     --------     --------
NET EARNINGS PER SHARE
----------------------
Net earnings                                              $  944       $  836       $1,923       $1,732
     Deduct preferred stock dividends                         26           26           52           52
                                                          --------     --------     --------     --------
Net earnings applicable to common stock                   $  918       $  810       $1,871       $1,680
---------------------------------------                   ========     ========     ========     ========
     Average number of common shares outstanding           682.2        686.5        682.2        686.5

Per Share
---------
     Net earnings per share                               $ 1.35       $ 1.18       $ 2.74       $ 2.45
                                                          ========     ========     ========     ========
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
-------------------------------
Net earnings                                              $  944       $  836       $1,923       $1,732
     Deduct differential -- preferred
        vs. common dividends                                   8           10           16           20
                                                          --------     --------     --------     --------
Net earnings applicable to common stock                   $  936       $  826       $1,907       $1,712
---------------------------------------                   ========     ========     ========     ========
     Average number of common shares outstanding           682.2        686.5        682.2        686.5
     Add potential effect of:
        Exercise of options                                 10.9          9.4         10.9          9.4
        Conversion of preferred stock                       51.2         52.1         51.2         52.1
                                                          --------     --------     --------     --------
     Average number of common shares
        outstanding, assuming full dilution                744.3        748.0        744.3        748.0
                                                          ========     ========     ========     ========
Per share assuming full dilution
--------------------------------
     Net earnings per share assuming full dilution          1.26         1.11         2.56         2.29
                                                          ========     ========     ========     ========